Exhibit 6.1
AGREEMENT
     It is hereby agreed by and between Western Iowa Energy, LLC (WIE), an Iowa Limited Liability Company formed pursuant to chapter 490A of the 2003 Code of Iowa, and the Incorporated City of Wall Lake, Iowa, (“the City”) an Iowa municipal corporation, as follows.
     WITNESSETH:
     WHEREAS, WIE with principal offices at 104 Main Street, Wall Lake, Sac County, Iowa, is proposing to construct and operate a 30 million gallon biodiesel plant (“the biodiesel plant”) on property within the expanded city limits of the City; and
     WHEREAS, the City wishes to encourage construction of the biodiesel plant within the city limits in order to expand the tax base and promote job creation within the city; and
     WHEREAS, the parties have negotiated the terms and conditions of tax abatements, water supply, construction of the storage tank for water, the provision of infrastructure to supply natural gas to the biodiesel plant, and wastewater treatment for both sanitary and process discharges; and
     WHEREAS, the parties wish to enter into a written agreement which shall be mutually beneficial to the parties and shall spell out the terms and conditions of the agreement between the parties.
     NOW, THEREFORE, IN CONSIDERATION OF MUTUAL BENEFITS to be received by each party, the parties hereto have agreed and-do now agree as follows, to wit:
     1. The City will pass a resolution in support of WIE’s New Jobs and Income Program (“NJIP”) application which encourages Iowa companies to stay and grow in Iowa, creating more jobs in Iowa by offering tax credits on corporate state income tax.
     2. WIE will be granted an abatement of 85% of its property taxes during the first 15 years (years 1-15) following the commencement of plant construction. During those years WIE will pay 10% of its normal property taxes and 5% of normal property taxes will go to the Tax Increment Financing (TIF) program in the City.
     3. WIE will be granted an abatement of 75% of its property taxes during the next five years (years 16-20) following the commencement of plant construction. During those years WIE will pay 20% of its normal property taxes and 5% of normal property taxes will go to the TIF program in the City.
     4. The City will dig and maintain a well on WIE property to supply process water to the biodiesel plant, and WIE will grant the City a perpetual easement to dig, service and maintain that well. Additionally, the City shall pay all costs associated with providing a water line to the WIE property boundary to supply potable water for use by WIE for all its potable water needs. WIE shall provide and pay for the storage tank for process water and will supply all necessary piping and other infrastructure to utilize process water and potable water on its property, and will pay all costs for maintaining those items. The rates to be charged by the City for both process water and potable water will be negotiated between the parties.
     5. The City will provide all necessary infrastructure to provide natural gas to the WIE property line. WIE will pay all costs for infrastructure to pipe the gas from the property line to its manufacturing facility. Each party shall pay all costs associated with maintaining the natural gas infrastructure owned by the respective parties.
     6. WIE will pay all costs associated with providing waste water treatment for both sanitary and process discharges from its facility, whether constructed on City or WIE property. If the treatment facility is located on City property, WIE will pay sewer charges to the city at rates to be negotiated between the parties.

Western Iowa Energy, LLC		The City of Wall Lake, Iowa

By:	/s/ John Geake		By:	/s/ Ed Reiter

	John Geake, Chairman			Ed Reiter, Mayor

		Attest:	/s/ Sharon Faber

Sharon Faber, City Clerk

(CITY SEAL)
STATE OF IOWA, SAC COUNTY, ss:
     On this 14th day of December, 2004, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared John Geake to me personally known, who being by me duly sworn, did say that he is the Chairman of the board of directors said limited liability company; that said instrument was signed on behalf of said limited liability company by authority of its board of directors; and that the said